Shareholder Information

Shareholder Meeting Information

An annual meeting of shareholders of the Fund was held on February 3, 2006.
At the meeting, Richard Q. Armstrong, David J. Beaubien, Alan S. Bernikow, Richard R. Burt, Meyer Feldberg Bernard H. Garil and Heather R. Higgins were elected to serve as board members until the next annual meeting of shareholders or until their successors are duly elected and qualified or until they retire, resign or are earlier removed.  The shares were voted as indicated below:

To vote for or withhold authority in the election of:

Shares
Voted For

Shares Withhold
Authority
Richard Q. Armstrong
   16,655,644.631
391,675.643
David J. Beaubien
16,650,153.631
397,166.643
Richard R. Burt
16,659,094.631
388,225.643
Alan S. Bernikow
16,663,834.672
383,485.602
Meyer Feldberg
16,664,925.631
382,394.643
Bernard H. Garil
16,696,346.631
350,973.643
Heather R. Higgins
16,644,979.672
402,340.602

The Fund is not aware of any broker non-votes.  (Broker non-votes are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.)